Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2017 RESULTS

REPORTS $3.7 MILLION IN OPERATING INCOME

HOUSTON – November 8, 2017 – VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the third quarter 2017.

Third Quarter 2017:

•

Reported loss from continuing operations of $0.1 million or $0.00 loss per diluted share for the third quarter of 2017,  which includes a loss associated with the Company’s put contracts of $0.9 million

•	Generated operating income of $3.7 million in the third quarter of 2017 which was consistent compared with $3.7 million in the same period in 2016
•	Grew Adjusted EBITDAX to $5.7 million, up 33% from $4.2 million in the third quarter of 2016
•	Produced an average of 3,707 barrels of oil per day (BOPD) in the third quarter of 2017, at the high end of the guidance range of 3,500 to 3,800 BOPD
•	Completed the planned 2017 maintenance turnaround with no environmental or safety issues in July 2017

Recent key items:

•	Mobilized a hydraulic workover unit to the Avouma platform to replace electrical submersible pumps (“ESPs”) in the South Tchibala 1-HB and South Tchibala 2-H wells
•	On November 3, production from the South Tchibala 1-HB was restored at a rate of 1,100 BOPD gross (300 BOPD net)
•	Current production has increased to approximately 15,300 BOPD gross (4,150 net)

For the third quarter of 2017, VAALCO reported loss from continuing operations of $0.1 million, or $0.00 loss per diluted share.   The Company recorded a loss of $0.9 million related to the puts during the third quarter of 2017 which was comprised of a $1.1 million non-cash mark-to-market loss and a $0.2 million realized settlement gain.  The loss on our derivatives is included in “Other, net” in the Condensed Consolidated Statements of Operations.    In the same period in 2016, the Company reported income from continuing operations of $1.0 million, or of $0.02 earnings per diluted share, and in the second quarter of 2017 reported income from continuing operations of $2.5 million, or $0.04 earnings per diluted share.  The average realized price for crude oil in the third quarter of 2017 was $51.10 per barrel, an increase of 28% from $40.00 per barrel in the third quarter of 2016.  In the second quarter of 2017, the average realized price for crude oil was $46.83 per barrel. Adjusted EBITDAX totaled $5.7 million in the third quarter of 2017 compared with $4.2 million in the same period of 2016, and $8.6 million in the second quarter of 2017.

Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We remain focused on delivering strong operational and financial results, and I am pleased with our third quarter results with daily production rates at the upper end of our guidance range. We generated strong operating income and adjusted EBITDAX by overcoming the challenges of a field wide six-day turnaround and an ESP failure at Avouma. Our focus in 2017 remains on maximizing margins through operational excellence and executing on our corporate strategy. We are encouraged by the recent strengthening of oil prices, in particular Brent, as it will positively impact our future cash flows and full cycle economics.   We remain confident in the development opportunities on our offshore Gabon asset, and we are continuing to seek growth opportunities in West Africa to add to our portfolio, where we can leverage our strong operational and technical expertise.”

Gabon and Equatorial Guinea

In the third quarter of 2017, production decreased to 3,707 BOPD compared with 4,363 BOPD in the second quarter of 2017 primarily due to a planned maintenance turnaround, an ESP failure in the Avouma field and natural decline.

During July 2017, VAALCO completed its planned 2017 maintenance turnaround for the Etame Marin floating, production, storage, and offloading vessel (“FPSO”) and four platforms.  The entire work scope was completed successfully with no adverse environmental or safety incidents.  The field was shut-in for six days during the turnaround and then returned to production. The results of the maintenance and inspection work confirmed the Company’s asset integrity programs continue to be effective.

On July 18, the ESP in the South Tchibala 2-H well failed, resulting in the well being temporarily shut-in.  The well was producing approximately 1,300 barrels of oil per day gross, or 350 barrels of oil net to the Company, prior to being shut-in.

VAALCO mobilized a hydraulic workover unit in early October to move onto the Avouma platform and replace the ESP system in the South Tchibala 2-H and the South Tchibala 1-HB wells.  The workover on the South Tchibala 1-HB well was completed successfully, and the well is producing at approximately 1,100 BOPD gross.  This is an improvement of approximately 200 BOPD gross versus the production rate prior to the ESP failure.  Operations are under way to replace the ESP system and restore production at the South Tchibala 2-H well.

The Company continues to examine alternative, lower cost development options for discoveries in the Mutamba Iroru permit onshore Gabon, and in Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices continue to recover.

Discontinued Operations – Angola

The small loss of $0.2 million, or $0.01 loss per diluted share, from discontinued operations for third quarter 2017 was related to ongoing administrative costs.  In the third quarter of 2016, there was a loss of $15.8 million from discontinued operations, or $0.27 loss per diluted share, primarily related to the $15.0 million accrual for the potential payment of the drilling obligations in exploration costs and $0.4 million in ongoing administration costs.  Since September 2016, the Company has reflected an accrual of $15.0 million for a potential payment which represents what VAALCO believes to be the maximum potential amount attributable to VAALCO Angola’s interest under the Block 5 PSA. The Company is in active discussions with representatives from Sonangol E.P. regarding this potential payment and other possible solutions and believes that the ultimate amount paid will be substantially less than the accrued amount.

2017 Third Quarter Financial Results

Total oil and natural gas sales for the third quarter of 2017 were $18.2 million, compared to $14.6 million for the same period in 2016, and $20.4 million in the second quarter of 2017. During the third quarter of 2017, VAALCO sold approximately 336,000 net barrels of oil at an average price of $51.10 per barrel, compared to 344,000 net barrels at an average price of $40.00 per barrel in the third quarter of 2016. Third quarter 2017 revenue was positively impacted by the increase in realized pricing and volumes attributable to the Sojitz acquisition which was offset in part by a decrease in sales volumes compared to the same period in 2016.

Costs and Expenses

Total production expense, excluding workovers, was $10.2 million, or $30.39 per barrel of oil equivalent (BOE) of sales, in the third quarter of 2017, compared to $7.3 million, or $21.04 per BOE of sales, in the third quarter of 2016, and $9.7 million, or $23.41 per BOE of sales in the second quarter of 2017.  The third quarter of 2017 costs, excluding workovers, were higher than the third quarter of 2016 primarily due to VAALCO’s increased ownership interest as a result of the November 2016 Sojitz acquisition, costs related to the planned maintenance turnaround, asset integrity work and costs associated with certain regulatory requirements.

Depreciation, depletion and amortization (DD&A) expense was $1.7 million, or $5.06 per BOE of sales in the three months ended September 30, 2017 compared to $1.6  million, or $4.60 per BOE in the comparable period in 2016, and $2.0 million, or $4.76 per BOE in the second quarter of 2017.

General and administrative (G&A) expense for the third quarter 2017 was $2.5 million, or $7.33 per BOE, as compared to $1.6 million, or $4.55 per BOE in the third quarter 2016 and $3.0 million, or $7.36 per BOE in the second quarter of 2017. General and administrative expense includes $0.2 million, $ (1.3) million, and $0.6 million of non-cash compensation expense for the quarters ended September 30, 2017  and 2016 and June 30, 2017.

Income tax expense for the third quarter of 2017 was $2.7 million compared to $2.2 million for the same period in 2016, and $3.1 million in the second quarter of 2017.  The increase in tax compared to the same period a year ago is primarily attributable to higher revenues from the Company’s operations in Gabon.

Hedging

In order to limit VAALCO’s commodity price risk, in 2016 the Company purchased crude oil puts for part of its 2017 volume. As of September 30, 2017, VAALCO had unexpired crude oil put contracts covering 180,000 barrels of anticipated sales volumes for the period from October 2017 through December 31, 2017 at a weighted average price of $50.00. The Company recorded a loss of $0.9 million related to the puts during the third quarter of 2017 which was comprised of a $1.1 million non-cash mark-to-market loss and a $0.2 million realized settlement gain.  The derivative loss was included in “Other, net” in the Condensed Consolidated Statements of Operations. The Company has not entered into additional derivative contracts since September 30, 2017.

Capital Investments/Balance Sheet

During the three months ended September 30, 2017, VAALCO invested approximately $0.3 million in capital expenditures on a cash basis, primarily for equipment and enhancements. The Company has no material commitments for capital expenditures for the balance of 2017.

At the end of the third quarter, VAALCO had an unrestricted cash balance of $18.9 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $1.0 million of restricted cash classified as long term.

At September 30, 2017, debt, net of deferred financing costs, totaled $11.0 million, of which $7.5 million was classified as current, reflecting the repayment terms of the loan agreement with the IFC.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter financial and operating results November 9, 2017, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 3295977.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through November 16, 2017 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 3295977.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended September 30, 2017, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$18,863	$20,474
Restricted cash	829	741
Receivables:
Trade	7,203	6,751
Accounts with partners, net of allowance of $0.5 million at September 30, 2017 and December 31, 2016	2,748	3,297
Other	1	120
Crude oil inventory	1,160	913
Prepayments and other	2,952	4,040
Current assets - discontinued operations	2,773	2,139
Total current assets	36,529	38,475
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	389,204	389,231
Undeveloped acreage	10,000	10,000
Equipment and other	10,318	9,779
	409,522	409,010
Accumulated depreciation, depletion, amortization and impairment	(385,617)	(380,991)
Net property and equipment	23,905	28,019
Other noncurrent assets:
Restricted cash	967	918
Value added tax and other receivables, net of allowance of $6.2 million and $4.7 million at September 30, 2017 and December 31, 2016, respectively	6,624	5,110
Abandonment funding	8,510	8,510
Total assets	$76,535	$81,032

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13,849	$19,096
Accrued liabilities and other	10,098	10,506
Current portion of long term debt	7,500	7,500
Current liabilities - discontinued operations	15,400	18,452
Total current liabilities	46,847	55,554
Asset retirement obligations	19,202	18,612
Other long term liabilities	284	284
Long term debt, excluding current portion	3,483	6,940
Total liabilities	69,816	81,390
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, 66,382,243 and 66,109,565 shares issued $0.10 par value, 100,000,000 shares authorized	6,638	6,611
Additional paid-in capital	71,106	70,268
Less treasury stock, 7,564,212 and 7,555,095 shares at cost	(37,941)	(37,933)
Accumulated deficit	(33,084)	(39,304)
Total shareholders' equity (deficit)	6,719	(358)
Total liabilities and shareholders' equity (deficit)	$76,535	$81,032

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017
Revenues:
Oil and natural gas sales	$18,178	$14,635	$20,425
Operating costs and expenses:
Production expense	10,336	7,162	9,866
Exploration expense	4	2	—
Depreciation, depletion and amortization	1,700	1,607	1,970
General and administrative expense	2,463	1,588	3,049
Impairment of proved properties	—	88	—
Other operating expense	—	324	—
General and administrative related to shareholder matters	—	85	—
Bad debt expense and other	(49)	63	183
Total operating costs and expenses	14,454	10,919	15,068
Other operating income (expense), net	(3)	(26)	230
Operating income	3,721	3,690	5,587
Other expense:
Interest expense, net	(327)	(327)	(378)
Other, net	(793)	(149)	338
Total other expense	(1,120)	(476)	(40)
Income from continuing operations before income taxes	2,601	3,214	5,547
Income tax expense	2,749	2,198	3,096
Income from continuing operations	(148)	1,016	2,451
Loss from discontinued operations	(174)	(15,783)	(168)
Net income (loss)	$(322)	$(14,767)	$2,283

Basic net income (loss) per share:
Income from continuing operations	$0.00	$0.02	$0.04
Loss from discontinued operations	(0.01)	(0.27)	0.00
Net income (loss)	$(0.01)	$(0.25)	$0.04
Basic weighted average shares outstanding	58,817	58,708	58,658
Diluted net income (loss) per share:
Income from continuing operations	$0.00	$0.02	$0.04
Loss from discontinued operations	(0.01)	(0.27)	0.00
Net income (loss)	$(0.01)	$(0.25)	$0.04
Diluted weighted average shares outstanding	58,817	58,708	58,658

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,220	$(22,909)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	518	7,997
Depreciation, depletion and amortization	5,539	5,787
Other amortization	293	1,132
Unrealized foreign exchange (gain) loss	(512)	2,175
Stock-based compensation	933	93
Commodity derivatives loss	971	772
Cash settlements received on matured derivative contracts	195	—
Bad debt provision	232	577
Other operating (income) loss, net	(164)	8
Impairment of proved properties	—	88
Change in operating assets and liabilities:
Trade receivables	(452)	(587)
Accounts with partners	542	18,126
Other receivables	274	12
Crude oil inventory	(247)	(131)
Value added tax and other receivables	(2,783)	(1,526)
Prepayments and other	1,559	(503)
Accounts payable	(5,250)	(24,339)
Accrued liabilities and other	(432)	24
Net cash provided by (used in) continuing operating activities	7,436	(13,204)
Net cash provided by (used in) discontinued operating activities	(4,204)	13,168
Net cash provided by (used in) operating activities	3,232	(36)
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash	(137)	15,260
Acquisitions	64	—
Property and equipment expenditures	(1,300)	(12,781)
Proceeds from the sale of oil and gas properties	250	—
Premiums paid	—	(824)
Net cash provided by (used in) continuing investing activities	(1,123)	1,655
Net cash provided by discontinued investing activities	—	—
Net cash provided by (used in) investing activities	(1,123)	1,655
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	38	—
Treasury shares	(8)	—
Debt issuance costs	—	(93)
Debt repayment	(7,917)	—
Borrowings	4,167	—
Net cash used in continuing financing activities	(3,720)	(93)
Net cash provided by discontinued financing activities	—	—
Net cash used in financing activities	(3,720)	(93)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,611)	1,526
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	20,474	25,357
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,863	$26,883

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017
	(in thousands)
NET SALES DATA:
Oil (MBbls)	336	344	414
Natural Gas (MMcf)	—	32	—
Oil equivalents (MBOE)	336	349	414
Average daily sales volumes (BOE/day)	3,652	3,793	4,549
NET PRODUCTION DATA
Oil (MBbls)	341	348	397
Natural Gas (MMcf)	—	32	—
Oil equivalents (MBOE)	341	353	397
Average daily production volumes (BOE/day)	3,707	3,836	4,363
AVERAGE SALES PRICES:
Oil ($/Bbl)	$51.10	$40.00	$46.83
Natural Gas ($/Mcf)	—	2.37	—
Weighted average price ($/BOE)	51.10	39.61	46.83
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$30.76	$20.52	$23.83
Production expense, excluding workovers*	30.39	21.04	23.41
Depreciation, depletion and amortization	5.06	4.60	4.76
General and administrative expense**	7.33	4.55	7.36
Property and equipment expenditures, cash basis	$268	$—	$264

**General and administrative expenses include $0.46,  $ (3.84) and $1.52  BOE of non-cash stock-based compensation expense in the three months ended September 30, 2017,  September 30, 2016 and June 30, 2017.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

	Three Months Ended
Reconciliation of Net income (loss) to Adjusted EBITDAX	September 30, 2017	September 30, 2016	June 30, 2017
	(in thousands)
Net income (loss)	$(322)	$(14,767)	2,283
Add back:
Impact of discontinued operations	174	15,783	168
Interest expense, net	327	327	378
Income tax expense	2,749	2,198	3,096
Depreciation, depletion and amortization	1,700	1,607	1,970
Impairment of proved properties	—	88	—
Exploration expense	4	2	—
Non-cash or unusual items:
Stock-based compensation	154	(1,341)	629
Shareholder matters	—	85	—
Commodity derivative loss (gain)	921	194	(130)
Bad debt expense	(49)	63	183
Adjusted EBITDAX	$5,658	$4,239	$8,577